Exhibit 3.1
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:    The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND:    The sole party to the Articles is Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Corporation”).

THIRD:    The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on June 2, 2017.

FOURTH:    Section 7(b) of the Articles as previously filed with the SDAT is set forth below:

Each Class T2 Share shall automatically and without any action on the part of the holder thereof convert into such number of Class I Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T2 Share (including any reduction for distribution and servicing fees as described in the applicable Prospectus) and the denominator of which is the Net Asset Value Per Class I Share, at the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that the Total Share-Level Underwriting Compensation, including the distribution and servicing fees paid with respect to such Class T2 Share, equals 8.5% of the total gross investment amount at the time of purchase of such Class T2 Share or a lower limit, provided that, in the case of a lower limit, (i) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time such Class T2 Share was issued sets forth the lower limit and (ii) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing. As used herein, the term “Total Share-Level Underwriting Compensation” shall mean all underwriting compensation, including without limitation dealer manager fees, Selling Commissions and distribution and servicing fees, paid by the Corporation or on behalf of the Corporation to the Dealer Manager or Soliciting Dealers with respect to each Class T2 Share.

FIFTH:    Section 7(b) of the Articles as corrected hereby is set forth below:

Each Class T2 Share sold in an Offering, together with any Class T2 Share issued pursuant to a Reinvestment Plan (a “Reinvestment Plan Share”) upon the reinvestment of Distributions paid with respect to (x) such Class T2 Share or (y) a Reinvestment Plan Share directly or indirectly attributable to such Class T2 Share, shall automatically and without any action on the part of the holder thereof convert into such number of Class I Shares equal to a fraction, the numerator of which is the Net Asset Value Per Class T2 Share (including any reduction for distribution and servicing fees as described in the applicable Prospectus) and the denominator of which is the Net Asset Value Per Class I Share, on the earliest of (a) the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that Total Corporation-Level Underwriting Compensation with respect to the Offering in which such Class T2 Share was sold equals ten percent of the Gross Proceeds from the sale of Shares in such Offering (excluding Gross Proceeds from the sale of Shares pursuant to a Reinvestment Plan), (b) the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that the Total Share-Level Underwriting Compensation, including the distribution and servicing fees paid with respect to such Class T2 Share, equals 8.5% of the total gross investment amount at the time of purchase of such Class T2 Share or a lower limit, provided that, in the case of a lower limit, (i) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time such Class T2 Share was issued sets forth the lower limit and (ii) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing, (c) the end of the month in which the transfer agent of the Corporation determines, on the Corporation’s behalf, that the distribution and servicing fees paid with respect to such Class T2 Share equals three percent of the total gross investment amount at the time of purchase of such Class T2 Share and (d) the date on which the holder of such Class T2 Share or its agent notifies the Corporation or its agent that such holder is represented by a new Soliciting Dealer unless such new Soliciting Dealer enters into a participating broker-dealer agreement with the Dealer Manager or otherwise agrees to provide the services set forth in the agreement between the Corporation and the Dealer Manager. As used herein, the term “Total Corporation-Level Underwriting Compensation” shall mean all underwriting compensation paid or incurred with respect to an Offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including distribution and servicing fees and Selling Commissions, and the term “Total Share-Level Underwriting Compensation” shall mean all underwriting compensation, including without limitation dealer manager fees, Selling Commissions and distribution and servicing fees, paid by the Corporation or on behalf of the Corporation to the Dealer Manager or Soliciting Dealers with respect to each Class T2 Share.

SIXTH:    The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Operating Officer and Secretary on this 21st day of June, 2018.

ATTEST                    CARTER VALIDUS MISSION CRITICAL REIT
                        II, INC.

/s/ Lisa A. Drummond     By: /s/ Michael Seton (SEAL)
Name: Lisa A. Drummond             Name: Michael Seton
Title: Chief Operating Officer and         Title: Chief Executive Officer
Secretary